EXHIBIT B

OFFER TO PURCHASE

PARTNERS GROUP NEXT GENERATION INFRASTRUCTURE, LLC
1114 Avenue of the Americas, 37th Floor

New York, New York 10036

OFFER TO PURCHASE INTERESTS
DATED OCTOBER 29, 2025

LETTERS OF TRANSMITTAL MUST BE
RECEIVED BY STATE STREET BANK AND TRUST COMPANY

BY NOVEMBER 26, 2025

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., EASTERN TIME, ON NOVEMBER 26, 2025, UNLESS THE OFFER IS EXTENDED

To the Members of
Partners Group Next Generation Infrastructure, LLC:

Partners Group Next Generation Infrastructure, LLC, a closed-end, non-diversified management investment company organized as a Delaware limited liability company (the “Fund”), is offering to purchase for cash on the terms and conditions set out in this offer to purchase (this “Offer to Purchase”) and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the “Offer”) an amount of Units (as defined below) or portions of Units with an aggregate net asset value up to approximately 5.00% of the net assets of the Fund. The Offer is being made pursuant to tenders by members of the Fund (“Members”) at a price equal to the net asset value of the tendered Units as of December 31, 2025 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Early Repurchase Fee (as defined below) due to the Fund in connection with the repurchase. As used in the Offer, the term “Unit” or “Units” refers to the limited liability company interests in the Fund or portions of interests in the Fund that constitute the class of security that is subject to the Offer, and includes all or any portion of a Member’s Units as the context requires. Members that desire to tender Units for purchase must do so by 11:59 p.m., Eastern Time, on November 26, 2025 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s Board of Managers. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender Units for purchase is called the “Notice Due Date” and is the date upon which the Offer expires. If the Fund elects to extend the tender period, the net asset value of the Units tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Members. The Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Limited Liability Company Agreement dated as of November 30, 2023 (as it may be amended, modified or otherwise supplemented from time to time, the “LLC Agreement”).

Members should realize that the value of the Units tendered in the Offer likely will change between August 31, 2025 (the date as of which the net asset value information reported herein was calculated (the “Prior NAV Calculation Date”)) and the Valuation Date when the value of the Units tendered to the Fund for purchase will be determined. Members tendering their Units should also note that they will remain Members in the Fund, with respect to the Units tendered and accepted for purchase by the Fund, through January 1, 2026 or a later date determined by the Fund if the Offer is extended (in each case, the “Repurchase Date”). Any tendering Members that wish to obtain the estimated net asset value of their Units should contact State Street Bank and Trust Company, the Fund’s administrator, at (888) 977-9790 or at State Street Bank and Trust Company, Attention: Partners Group Next Generation Infrastructure, LLC, 1776 Heritage Drive, Mailstop JAB0340, North Quincy, MA 02171, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

(i)

Members desiring to tender all or any portion of their Units in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to State Street Bank and Trust Company in the manner set out below.

Important

None of the Fund, Partners Group (USA) Inc. (the “Adviser”), or the Fund’s Board of Managers makes any recommendation to any Member whether to tender or refrain from tendering Units. Members must make their own decisions whether to tender Units, and, if they choose to do so, the portion of their Units to tender.

Because each Member’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Members should tender Units pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund, the Adviser, or its Board of Managers.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission nor has the U.S. Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

State Street Bank and Trust Company

Attention: Partners Group Next Generation Infrastructure, LLC

1776 Heritage Drive, Mailstop JAB0340

North Quincy, MA 02171

Phone: (888) 977-9790

Email: PartnersGroupTA_INQ@statestreet.com

(ii)

TABLE OF CONTENTS

1.	Summary Term Sheet	1
2.	Background and Purpose of the Offer	2
3.	Offer to Purchase and Price	3
4.	Amount of Tender	3
5.	Procedure for Tenders	4
6.	Withdrawal Rights	5
7.	Purchases and Payment	5
8.	Certain Conditions of the Offer	6
9.	Certain Information About the Fund	6
10.	Certain Federal Income Tax Consequences	7
11.	Miscellaneous	8

(iii)

1.	SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

●	The Fund (referred to as “we”, “us” or the “Fund” in this Summary Term Sheet) is offering to purchase Units in an amount up to approximately 5.00% of the net assets of the Fund (approximately $8,100,000 or 4,571,339 of outstanding Units as of August 31, 2025) from members of the Fund (referred to as “you,” “your” or the “Members” in this Summary Term Sheet). We will purchase your Units at their net asset value (that is, the value of the Fund’s total assets minus its total liabilities, including accrued fees and expenses, including any incentive fee, multiplied by the proportionate interest in the Fund you desire to tender, after giving effect to all allocations) calculated as of the Valuation Date, less any Early Repurchase Fee (defined below) due to the Fund in connection with the repurchase. The net asset value of Units will be calculated for this purpose as of December 31, 2025 or, if the Offer is extended, as of any later Valuation Date. The Offer will remain open until 11:59 p.m., Eastern Time, on November 26, 2025 (or if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.

●	The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Units during the Fund’s audit for the fiscal year ending on March 31, 2026, which the Fund expects will be completed within 60 days of the fiscal year-end, and that net asset value will be used to determine the final amount paid for tendered Units. Because the Fund’s current fiscal year will end on March 31, 2026, the Fund expects that the audit will be completed by the end of May 2026.

●	A Member may tender all its Units or a portion of its Units. If a Member tenders some of its Units in an amount that would cause the Member’s remaining Units to have a net asset value of less than $25,000 with respect to Class A Units and Class S Units, or to have a net asset value of less than $100,000 with respect to Class I Units, the board of managers of the Fund (the “Board of Managers”) reserves the right to reduce the amount to be repurchased from the Member so that the required minimum investment is maintained or to repurchase the remainder of the Member’s Units in the Fund. See Section 4.

●	A Member who tenders Units prior to holding such Units for 12 consecutive months may be subject to an “Early Repurchase Fee” payable to the Fund equal to 2.00% of the amount requested to be purchased, to be netted against withdrawal proceeds. For this purpose, Units tendered will be treated as repurchased on a “first in-first out” basis. Therefore, Units repurchased will be deemed to have been taken from the earliest purchase of Units made by such Member (adjusted for subsequent net profits and losses) until all such Units have been repurchased, and then from each subsequent purchase of Units made by such Member (as adjusted) until such Units are repurchased.

●	If you tender your Units and we purchase those Units, we will issue you a non-interest bearing, non-transferable promissory note (the “Note”) entitling you to an amount equal to the net asset value of the Units tendered (valued in accordance with the LLC Agreement) determined as of December 31, 2025 (or if the Offer is extended, the net asset value determined on the Valuation Date), less any Early Repurchase Fee due to the Fund in connection with the repurchase.

●	The Note will entitle you to an initial payment in cash (valued according to the LLC Agreement) equal to at least 95% of the unaudited net asset value of the Units (the “Initial Payment”). The Fund may take up to 20 business days after the Repurchase Date to make the Initial Payment; provided that, if the Fund elects to liquidate Fund investments in order to finance the repurchase of Units, the Fund is entitled to postpone the payment in respect of any Note delivered thereto until ten business days after the Fund has received at least 95% of the aggregate amount anticipated to be received through pending liquidations of Fund investments in order to finance repurchases of Units. In no event will the Initial Payment be made later than the 65th day following the Notice Due Date.
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●	The Note will also entitle the tendering Member to receive a contingent payment (the “Post-Audit Payment”) equal to the excess, if any, of (1) the aggregate value of the repurchased Units as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Fund’s financial statements), less any Early Repurchase Fee due to the Fund in connection with the repurchase, over (2) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit. The Note will be held by State Street Bank and Trust Company on your behalf. Upon a written request by you to State Street Bank and Trust Company, State Street Bank and Trust Company will mail the Note to you at the address for you as maintained in the books and records of the Fund. See Section 7.

●	If we accept the tender of your Units, we will pay you the proceeds from one or more of the following sources: cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests, or borrowings. The purchase amount will be paid entirely in cash. See Section 7.

●	If you desire to tender Units for purchase, you must do so by 11:59 p.m., Eastern Time, on November 26, 2025 (or if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire. Until that time, you have the right to withdraw any tenders of your Units. Units withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of Units on or prior to December 26, 2025 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Units after such date. See Section 6

●	If you would like us to purchase your Units, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to State Street Bank and Trust Company, Attention: Partners Group Next Generation Infrastructure, LLC, 1776 Heritage Drive, Mailstop JAB0340, North Quincy, MA 02171; or (ii) email it to State Street Bank and Trust Company at PartnersGroupTA_INQ@statestreet.com Attention: Partners Group Next Generation Infrastructure, LLC, so that it is received before 11:59 p.m., Eastern Time, on November 26, 2025. Members that are clients of certain financial advisers may be provided by their financial advisers with a customized tender offer form, which may be used instead of the Letter of Transmittal attached to the Offer and referred to above. If a Member is a client of such a financial adviser, a sample of the tender offer form is included in the Member’s Offer materials, which is for reference only. The tender offer form used for the Member’s account will need to be signed and returned to the Member’s financial adviser in good order. Upon receiving signed documentation, the financial adviser will submit the form for processing. The financial adviser must submit the form before 11:59 p.m., Eastern Time, on November 26, 2025. For the avoidance of doubt, a Member that submits such a customized tender offer form to their financial adviser, should not also complete and mail a separate Letter of Transmittal to State Street Bank and Trust Company. See Section 5. The value of your Units may change between the Prior NAV Calculation Date and the Valuation Date when the value of the Units being purchased will be determined. See Section 3.

●	As of August 31, 2025, the net asset value of the Fund was $162,494,053.38. If you would like to obtain the estimated net asset value of your Units, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact State Street Bank and Trust Company at (888) 977-9790 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). See Section 3.
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2.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of the Offer is to provide liquidity to the Members that hold Units in the Fund, as contemplated by and in accordance with the procedures set out in the Fund’s registration statement on Form N-2 (as it may be amended, modified or otherwise supplemented from time to time, the “Registration Statement”) and the LLC Agreement. The Registration Statement and the LLC Agreement provide that the Board of Managers has the discretion to determine whether the Fund will purchase Units from time to time from Members pursuant to written tenders, and that one of the factors the Board of Managers will consider in making such determination is the recommendations of the Adviser. The Registration Statement also states that the Adviser anticipates recommending to the Board of Managers that the Fund offer to repurchase Units from Members quarterly each year. The Fund has previously made three offers to repurchase Units from Unitholders.

Because there is no secondary trading market for Units and transfers of Units are prohibited without prior approval of the Board of Managers, the Board of Managers has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Registration Statement and the LLC Agreement, including the recommendations of the Adviser. While the Adviser intends to recommend to the Board of Managers that the Fund offer to repurchase Units, or portions of them, on a quarterly basis each year, the Board of Managers is under no obligation to follow such recommendations.

The purchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Units. Members that retain their Units may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Units tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes, however, that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Units are made by new and existing Members from time to time. Payment for Units purchased pursuant to the Offer may also require the Fund to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses.

Units that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Units from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Registration Statement. The Fund currently expects that it will accept subscriptions for Units as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Board of Managers.

The tender of Units by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Units are purchased. You should also realize that although the Offer is scheduled to expire on November 26, 2025 (unless it is extended), you remain a Member of the Fund with respect to the Units you tendered that are accepted for purchase by the Fund through the Repurchase Date.

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3.	OFFER TO PURCHASE AND PRICE.

The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Units up to approximately 5.00% of the net assets of the Fund that are tendered by Members by 11:59 p.m., Eastern Time, on November 26, 2025 (or if the Offer is extended, by any later Notice Due Date), and not withdrawn (as provided in Section 6 below) prior to the Notice Due Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The value of the Units tendered for purchase will be their value as of December 31, 2025 or, if the Offer is extended, as of any later Valuation Date, payable as set out in Section 7. The determination of the value of Units as of the Valuation Date is subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

4.	AMOUNT OF TENDER.

Subject to the limitations set out below, a Member may tender all its Units or a portion of its Units. If a Member tenders some of its Units in an amount that would cause the remaining Units to have a net asset value of less than $25,000 with respect to Class A Units and Class S Units, or to have a net asset value of less than $100,000 with respect to Class I Units, the Board of Managers reserves the right to reduce the amount to be repurchased from the Member so that the required minimum investment is maintained or to repurchase the remainder of the Member’s Units in the Fund. The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Units being tendered.

If the amount of Units that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to approximately 5.00% of the net assets of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Units so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If Units in excess of approximately 5.00% of the net assets of the Fund are duly tendered to the Fund prior to the Notice Due Date and not withdrawn prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Units permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (c) accept Units tendered prior to the Notice Due Date and not withdrawn prior to the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Units. The Offer may be extended, amended or canceled in other circumstances described in Section 8 below.

5.	PROCEDURE FOR TENDERS.

Members wishing to tender Units pursuant to this Offer to Purchase should send or deliver by November 26, 2025 (or if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to State Street Bank and Trust Company, to the attention of Partners Group Next Generation Infrastructure, LLC, at the address set out on the first page of the Letter of Transmittal, or email a completed and executed Letter of Transmittal to State Street Bank and Trust Company, also to the attention of Partners Group Next Generation Infrastructure, LLC, at the email address set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by State Street Bank and Trust Company, either by mail or by email, no later than 11:59 p.m., Eastern Time, on November 26, 2025 (or if the Offer is extended, no later than any later Notice Due Date).

The Fund recommends that all documents be submitted to State Street Bank and Trust Company via certified mail, return receipt requested, or by email transmission. Members wishing to confirm receipt of a Letter of Transmittal may contact State Street Bank and Trust Company at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Member tendering a Unit, including, but not limited to, the failure of State Street Bank and Trust Company to receive any Letter of Transmittal or other document submitted by email transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Units or any particular Member, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Managers will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

4

Members that are clients of certain financial advisers may be provided by their financial advisers with a customized tender offer form. If a Member is a client of such a financial adviser, a sample of the tender offer form is included in the Member’s Offer materials, which is for reference only. The tender offer form used for the Member’s account will need to be signed and returned to the Member’s financial adviser in good order. Upon receiving signed documentation, the financial adviser will submit the form for processing. The financial adviser must submit the form before 11:59 p.m., Eastern Time, on November 26, 2025. For the avoidance of doubt, a Member that completes such a customized tender offer form, should not also complete and mail a separate Letter of Transmittal to State Street Bank and Trust Company.

6.	WITHDRAWAL RIGHTS.

Until the Notice Due Date, Members have the right to withdraw any tenders of their Units. Units withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Member’s tender of Units on or prior to December 26, 2025 (i.e., the date 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of Units after such date. To be effective, any notice of withdrawal must be timely received by State Street Bank and Trust Company at the address or email address set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Units properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Fund will be deemed to have accepted Units that are tendered if and when it gives written notice to the tendering Member of its election to purchase such Units. As stated in Section 3 above, the amount offered for the Units tendered by Members will be the value thereof as of December 31, 2025, or if the Offer is extended, as of any later Valuation Date, after the reduction for all fees, including any Early Repurchase Fee due to the Fund in connection with the repurchase, any required tax withholding and other liabilities of the Fund to the extent accrued or attributable to the Unit or portion thereof being repurchased. The Fund will not pay interest on the purchase amount.

For Members that tender Units that are accepted for purchase, payment of the purchase amount will consist of the Note, a non-interest bearing, non-transferable promissory note. The Note will entitle the Member to receive the Initial Payment in an amount equal to at least 95% of the unaudited net asset value of the Units tendered and accepted for purchase by the Fund, determined as of the Valuation Date. The Fund may take up to 20 business days after the Repurchase Date to make the Initial Payment; provided that, if the Fund elects to liquidate Fund investments in order to finance the repurchase of Units, the Fund is entitled to postpone the payment in respect of any Note delivered thereto until ten business days after the Fund has received at least 95% of the aggregate amount anticipated to be received through pending liquidations of Fund investments in order to finance repurchases of Units. In no event will the Initial Payment be made later than the 65th day following the Notice Due Date. The Note will also entitle the tendering Member to receive a contingent payment (the “Post-Audit Payment”) equal to the excess, if any, of (1) the aggregate value of the repurchased Units as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Fund’s financial statements), less any Early Repurchase Fee due to the Fund in connection with the repurchase, over (2) the Initial Payment. The Post-Audit Payment will be payable promptly after the completion of the Fund’s next annual audit. It is anticipated that the annual audit of the Fund’s financial statements will be completed no later than 60 days after the fiscal year-end of the Fund.

5

The Note pursuant to which a tendering Member will receive the Initial Payment and, if applicable, Post-Audit Payment (together, the “Cash Payment”) will be held by State Street Bank and Trust Company on behalf of the tendering Member. Upon a written request by a Member to State Street Bank and Trust Company, State Street Bank and Trust Company will mail the Note to the Member at the address of the Member as maintained in the books and records of the Fund. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Member to an account designated by the Member in the Letter of Transmittal.

The Fund will make payment for Units it purchases pursuant to the Offer from one or more of the following sources: cash on hand, proceeds from the sale of securities held by the Fund, withdrawal proceeds from investment funds in which the Fund invests, or borrowings. Upon its acceptance of tendered Units for repurchase, the Fund will maintain daily, as an entry on its books, a distinct account consisting of (1) cash, (2) liquid securities, or (3) interests in specific investment funds in which the Fund invests (or any combination of them), in an amount equal to the aggregate estimated unpaid dollar amount of any Units tendered. None of the Fund, the Board of Managers, or the Adviser have determined at this time to borrow funds to purchase Units tendered in connection with the Offer. However, depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Units, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Members, withdrawal of capital from the investment funds in which it invests or from the proceeds of the sale of securities held by the Fund.

The purchase amount will be paid entirely in cash.

8.	CERTAIN CONDITIONS OF THE OFFER.

In the absolute discretion of the Board of Managers, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. In the event that the Fund elects to extend the tender period, the net asset value of the Units tendered for purchase will be determined as of the later Valuation Date. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Units tendered pursuant to the Offer; (b) to amend the Offer; and (c) to postpone the acceptance of Units. If the Fund determines to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

6

The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Units tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Units tendered pursuant to the Offer were purchased; (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Units pursuant to the Offer; or (d) for any other periods that the U.S. Securities and Exchange Commission (the “SEC”) permits by order for the protection of Members.

9.	CERTAIN INFORMATION ABOUT THE FUND.

The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company. It is organized as a Delaware limited liability company. Subscriptions for limited liability company interests in the Fund were first accepted for investment as of August 1, 2023. The principal office of the Fund is located at 1114 Avenue of the Americas, 37th Floor, New York, New York 10036 and the telephone number is (212) 908-2600. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

Based on August 31, 2025 estimated values: Robert M. Collins, Manager and President of the Fund, beneficially owns $180,300 of Units (approximately 0.11% of all Units) in the Fund; James F. Munsell, Manager of the Fund, does not own any units in the Fund; L. Randolph Hood, Manager of the Fund, beneficially owns $180,300 of Units (approximately 0.11% of all Units) in the Fund; Stephen G. Ryan, Manager of the Fund, does not own any units in the Fund; and Thomas Fortin, Manager of the Fund, does not own any Units in the Fund.

None of the Fund, the Adviser or the Board of Managers has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any material change in the composition of the board of managers or any material term of the employment contract of any executive officer; (5) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Units (other than the Fund’s intention to accept subscriptions for Units on the first day of each month and from time to time in the discretion of the Board of Managers), or the disposition of Units (other than through periodic purchase offers, including the Offer); or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

Other than transactions conducted pursuant to the continuous offering of Units and periodic repurchases, there have been no transactions involving Units that were effected during the past 60 days by the Fund, the Adviser, any member of the Board of Managers or any person controlling the Fund, the Adviser or the Board of Managers.

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10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Units by the Fund for cash pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Units by the Fund pursuant to the Offer.

The repurchase of Units is a taxable event on which a gain or loss may be recognized. The amount of gain or loss is based on the difference between your tax basis in the Units and the amount you receive for them upon disposition, which will include the Initial Payment and the Post-Audit Payment. Generally, you will recognize long-term capital gain or loss if you have held your Units for over twelve months at the time you dispose of them. Gains and losses on shares held for twelve months or less will generally constitute short-term capital gains, except that a loss on shares held six months or less will be recharacterized as a long-term capital loss to the extent of any capital gains distributions that you have received on the shares. A loss realized on a sale or exchange of Units may be disallowed under the so-called “wash sale” rules to the extent the Units disposed of are replaced with other Units within a period of 61 days beginning 30 days before and ending 30 days after the Units are disposed of, such as pursuant to a dividend reinvestment in shares of the Units. If disallowed, the loss will be reflected in an increase to the basis of the Units acquired.

The Fund is required to compute and report your cost basis to the Internal Revenue Service (“IRS”) and furnish to you cost basis information when your Units are repurchased. The Fund has elected to use the average cost method unless you instruct the Fund to use a different IRS-accepted cost basis method or choose to specifically identify your Units at the time of each sale or exchange. If you have previously redeemed or sold some of your Units under the average cost method, your ability to elect an alternate method may be limited. Additionally, if your account is held through a broker, custodian or other financial adviser, they may select a different cost basis method. In these cases, please contact your broker, custodian or other financial adviser to obtain information with respect to the available methods and elections for your account. You should carefully review the cost basis information provided by the Fund with your own tax advisor and make any additional basis, holding period or other adjustments that are required when reporting these amounts on your federal and state income tax returns. The Fund is not responsible for the inclusion in cost basis reporting of any amounts paid with respect to your Units other than those received by the Fund, for errors in cost basis reporting provided by your broker, custodian, financial advisor or other intermediary, or for any other adjustments to your basis which the Fund is not required by law to report.

11.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer. A free copy of such statement may be obtained by contacting State Street Bank and Trust Company at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. For information about the operation of the Public Reference Room, call (202) 551-8090.

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